                                                                    EXHIBIT 10.6



                            LEASE AMENDMENT AGREEMENT
                            -------------------------



       THIS LEASE AMENDMENT AGREEMENT (this "Agreement") is made this 8th day of May, 1996 by and among CORPORATE PROPERTY ASSOCIATES 8, a Delaware limited partnership ("Landlord"), with an address c/o W.P. Carey & Co., Inc., 50 Rockefeller Plaza, New York, New York 10020 and HIGH VOLTAGE ENGINEERING CORPORATION, a Massachusetts corporation ("Tenant"), with an address at 401 Edgewater Place, Suite 680, Wakefield, Massachusetts 01880.

                               W I T N E S S E T H
                               - - - - - - - - - -

       WHEREAS, Landlord and Tenant entered into a Lease Agreement dated as of November 10, 1988, as amended by a certain Agreement dated as of November 10, 1988 by and among Marine Midland Bank, N.A., Tenant and Landlord (the "Marine Amendment"), and as further amended by Lease Amendment (the "1991 Amendment") dated as of April 27, 1991 (collectively, as so amended, the "Lease"). Pursuant to the Lease, Landlord is leasing to Tenant certain land, together with the improvements and equipment located thereon and pertaining thereto, located at Pratts Junction Road in Sterling, Massachusetts, as more particularly described in Exhibit "A" to the Lease (the "Leased Premises").

       WHEREAS, Landlord and Tenant wish to modify the Lease as more particularly set forth herein.

       NOW, THEREFORE, the parties hereto in consideration of the mutual promises contained herein and intending to be legally bound hereby, covenant and agree as follows:

       1. The recitals set forth above, all exhibits attached hereto, if any, and the Lease referred to therein, are incorporated herein by reference and all definitions and document identifications, shall, except as expressly provided to the contrary herein, have the same meaning in this Agreement as are respectively ascribed to them in the Lease as if set forth in full in the body of this Agreement.

       2. (a) Exhibit "E" of the Lease (Covenants) as amended by the 1991 Amendment shall be deleted in its entirety and shall be replaced by the following new Exhibit "E" (Covenants):

              "1. CONSOLIDATED NET WORTH. Tenant shall maintain a Consolidated Tangible Net Worth at all times as determined for each Fiscal Quarter of not less than the sum of (i) Tenant's audited Net Worth as of April 27, 1996 determined in accordance with GAAP less $500,000.00; plus (ii) an increase, as of each Fiscal Year, by an amount equal to 30% of Tenant's Consolidated Net Income for such Fiscal Year, PROVIDED, HOWEVER, if Consolidated Net Income shall be a loss, there shall not be deducted from such amount any such loss.

              2. FIXED CHARGE COVERAGE. Tenant shall, and shall cause its Restricted Subsidiaries to, maintain the consolidated ratio as of each Fiscal Quarter set forth below of (i) Consolidated EBITR of Tenant (determined for the last four Fiscal Quarters preceding the date of determination) as of the end of each Fiscal Quarter set forth below to (ii) Consolidated Fixed Charges of Tenant (determined for the last four Fiscal Quarters preceding the date of determination) as of the end of such Fiscal Quarter to be of not less than the ratio set forth opposite such period below:

       PERIOD                                        RATIO
       ------                                        -----

The first through the fourth Fiscal                  0.60:1
Quarter of Fiscal Year 1997
The first through the fourth Fiscal                  0.63:1
Quarters of Fiscal Year 1998
The first through the fourth Fiscal                  0.72:1
Quarter of Fiscal Year 1999
The first through the fourth Fiscal                  0.76:1
Quarters of Fiscal Year 2000
The first through the fourth Fiscal                  0.81:1
Quarter of Fiscal Year 2001
The first Fiscal Quarter of Fiscal                   0.87:1
Year 2002 and each Fiscal Quarter thereafter

              3. SENIOR--FUNDED DEBT. Tenant shall, and shall cause its Restricted Subsidiaries to, maintain the consolidated ratio as of the end of each Fiscal Quarter set forth below of (i) Consolidated Senior Funded Debt of Tenant at the date of determination for such Fiscal Quarter to (ii) Consolidated EBITDA of Tenant (determined for the last four Fiscal Quarters preceding the date of determination) of not greater than the ratio set forth opposite such period below:

       PERIOD                                        RATIO
       ------                                        -----

The first and second Fiscal Quarters                 7.5:1
of Fiscal Year 1997
The third and fourth Fiscal Quarters                 6.5:1
of Fiscal Year 1997
The first and second Fiscal Quarters                 6.0:1
of Fiscal Year 1998
The third and fourth Fiscal Quarters                 5.8:1
of Fiscal Year 1998
The first Fiscal Quarter of Fiscal Year              5.5:1
1999 and each Fiscal Quarter thereafter

              4. TOTAL FUNDED DEBT. Tenant shall, and shall cause its Restricted Subsidiaries to, maintain the consolidated ratio as of the end of each Fiscal Quarter set forth below of (i) Consolidated Total Funded Debt of Tenant at the date of determination for such Fiscal Quarter set forth below to (ii) Consolidated EBITDA of Tenant (determined for the last four Fiscal Quarters preceding the date of determination) of not greater than the ratio set forth opposite such period below:

       PERIOD                                        RATIO
       ------                                        -----

The first and second Fiscal Quarters                 11.5:1
of Fiscal Year 1997
The third and fourth Fiscal Quarters                 10.2:1
of Fiscal Year 1997
The first and second Fiscal Quarters                  9.5:1
of Fiscal Year 1998
The third and fourth Fiscal Quarters                  9.3:1
of Fiscal Year 1998
The first Fiscal Quarter of Fiscal Year               8.8:1"
1999 and each Fiscal Quarter thereafter

              (b) Any capitalized terms used in new Exhibit "E" (Covenants) to the Lease as set forth in subsection 2(a) above and not otherwise defined in the Lease shall have the meanings ascribed to them in a certain Loan Agreement by and among Tenant, as Borrower, Datcon Instrument Company, Halmar Robicon Group, Inc. and HIVEC Holdings, Inc., as Guarantors, Sanwa Business Credit Corporation, as Agent, and various financial institutions named therein, as Lenders, dated as of May 9, 1996, a copy of the definitional section of which is attached hereto, made a part hereof and marked Exhibit "A".

              3. The Lease is further amended to terminate: (a) all references to Marine Midland Bank, N.A.; and (b) all references to and all of the terms and conditions of the Marine Amendment which specifically amended the Lease as the revolving credit facility which was the subject of the Marine Amendment has been paid in full by Tenant and the Marine Amendment is of no further force or effect.

              4. All attorneys' fees, costs and expenses incurred by Landlord in connection with this Agreement and the transactions contemplated hereunder shall be paid by Tenant within three (3) business days of submission of a bill therefor.

              5. Except as expressly amended hereby, the Lease remains in full force and effect in accordance with its terms.

              6. This Agreement may be executed in any number of counterparts, each of which shall be an original, and such counterparts together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.


                                        CORPORATE PROPERTY
                                        ASSOCIATES 8

                                        By: Eighth Carey Corporate
                                            Property, Inc.
                                            General Partner

                                            By: /s/ Gordon J. Whiting
                                                --------------------------------
                                                Name:  Gordon J. Whiting
                                                Title: Vice President



                                        HIGH VOLTAGE ENGINEERING
                                        CORPORATION


                                        By: /s/ Joseph W. McHugh, Jr.
                                            ------------------------------------
                                            Name:  Joseph W. McHugh, Jr.
                                            Title: V.P., CFO and Clerk

                                    EXHIBIT A

                                  (Definitions)



                                 LOAN AGREEMENT

                                      among

                      HIGH VOLTAGE ENGINEERING CORPORATION,
                                  as Borrower,

                           DATCON INSTRUMENT COMPANY,
                           HALMAR ROBICON GROUP, INC.
                                       and
                              HIVEC HOLDINGS, INC.
                                 as Guarantors,

                       SANWA BUSINESS CREDIT CORPORATION,
                                    as Agent,

                                       and

                    THE FINANCIAL INSTITUTIONS PARTY HERETO,
                                   as Lenders


                                   Dated as of

                                   May 9, 1996

                                 LOAN AGREEMENT
                                 --------------



       This LOAN AGREEMENT is dated as of this 9th day of May, 1996, by and among HIGH VOLTAGE ENGINEERING CORPORATION, a Massachusetts corporation, as Borrower, DATCON INSTRUMENT COMPANY, a Pennsylvania corporation, HALMAR ROBICON GROUP, INC., a Pennsylvania corporation, and HIVEC HOLDINGS, INC., a Delaware corporation, as Guarantors, SANWA BUSINESS CREDIT CORPORATION, as Agent for Lenders, and the FINANCIAL INSTITUTIONS PARTY HERETO, as Lenders.

                              W I T N E S S E T H:
                              --------------------

       WHEREAS, in connection with the repayment of certain pre-existing indebtedness of Borrower and the continued working capital needs of Borrower subsequent to such repayment, Borrower desires to borrow up to Thirty Million Dollars ($30,000,000) from Lenders, and Lenders are willing to make certain loans to Borrower of up to such amount, upon the terms and conditions set forth herein; and

       WHEREAS, Guarantors are wholly-owned subsidiaries of Borrower and will benefit directly and indirectly from the loans made to Borrower pursuant hereto and, as such, are willing to guaranty the obligations of Borrower hereunder, all as set forth herein;

       NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of Borrower by Agent and Lenders, the parties hereto hereby agree as follows:

       1.     DEFINITIONS.

       1.1 GENERAL TERMS. When used herein, the following terms shall have the following meanings:

              "ACCOUNT DEBTOR" shall mean any Person who is or may become obligated on or under an Account.

              "ACCOUNTS" shall mean, with respect to any Person, all such Person's presently existing and hereafter arising or acquired accounts,, accounts receivable, margin accounts, futures positions, book debts, instruments, documents, contracts, notes, drafts, acceptances, chattel paper, and other forms of obligations now or hereafter owned or held by or payable to such Person relating in any way to Inventory or arising from the sale of Inventory or the rendering of services by such Person or howsoever otherwise arising, including the right to payment of any interest or finance charges with respect thereto, together with all merchandise represented by any of the Accounts; all such merchandise that may be reclaimed or repossessed or returned to such Person; all of such Person's rights as an unpaid vendor, including, without limitation, stoppage in transit, reclamation, replevin, and sequestration; all pledged assets and all letters of credit, guaranty claims, Liens held by or granted to such Person to secure payment of any Accounts; all proceeds and products of all of the foregoing described properties and interests in properties; and all proceeds of insurance with respect thereto, including, without limitation, the proceeds of any applicable casualty or credit insurance or fidelity bond, whether payable in cash or in kind; and all customer lists, ledgers, books of account, records, computer programs, computer disks or tape files (including, without limitation, all microfilm), computer printouts, computer runs, and other computer prepared information relating to any of the foregoing.

              "ACCOUNTS RECEIVABLE AGING" shall have the meaning ascribed thereto in SUBSECTION 3.1.

              "ADJUSTED EBITDA" shall mean, for any applicable fiscal period,
(1) determined for Borrower and its Restricted Subsidiaries on a consolidated basis or (2) if the context so requires, determined for Borrower or any Domestic Operating Subsidiary, individually: Adjusted Net Income, plus (but only to the extent deducted in determining such Adjusted Net Income) (a) income and franchise taxes paid or accrued with respect to such period, (b) Interest Charges during such period and (c) amortization and depreciation deducted in determining such Adjusted Net Income for such period, all as determined in accordance with GAAP consistently applied. Unless otherwise expressly provided or the context requires otherwise, all references herein to Adjusted EBITDA shall refer to Adjusted EBITDA determined for Borrower and its Restricted Subsidiaries on a consolidated basis.

              "ADJUSTED NET INCOME" or "ADJUSTED NET LOSSES" shall mean, for any applicable fiscal period, determined on a consolidated basis for Borrower and its Restricted Subsidiaries, consolidated Net Income (or Net Losses) for such period, but specifically excluding therefrom (without duplication of any exclusions in determining Net Income or Net Losses) on a tax adjusted basis (i) net income of any Restricted Subsidiary accrued prior to the date it became a Restricted Subsidiary, (ii) net income of any Person (other than a Restricted Subsidiary), all or substantially all of the assets of which have been acquired in any manner by Borrower or any Restricted Subsidiary, accrued prior to the date of such acquisition, (iii) net income of any Person (other than a Restricted Subsidiary) with which Borrower or any Restricted Subsidiary shall have consolidated or which shall have merged into or with Borrower or any Restricted Subsidiary, accrued prior to the date of such consolidation or merger, (iv) net income of any Restricted Subsidiary which for any reason is unavailable for payment or prohibited to be paid to Borrower, including, without limitation, as a result of applicable legal limitations with respect to repatriation of monies to or from a foreign country and (v) earnings resulting from any reappraisal, re-evaluation or write-up of assets.

              "ADJUSTED TANGIBLE NET WORTH" shall mean, as of the last day of each Fiscal Quarter, determined on a consolidated basis for Borrower and its Restricted Subsidiaries, the sum of (a) Borrower's audited Tangible Net Worth as of April 27, 1996, determined in accordance with GAAP, LESS $500,000 PLUS (b) seventy-five percent 75% of the cumulative amount of all Net Income for each Fiscal Quarter commencing on or after April 28, 1996 and ending on each date of determination; PROVIDED that, in no event shall there be deducted from any such sum any amount in respect of any Net Losses for any Fiscal Quarter.

              "AFFILIATE" shall mean any Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with Borrower or any Subsidiary, including, without limitation, the officers and directors of Borrower or such Subsidiary, (b) that directly or beneficially owns or holds ten percent (10%) or more of any equity interest in Borrower or any Subsidiary, or (c) ten percent (10%) or more of whose voting stock (or in the case of a Person which is not a corporation, ten percent (10%) or more of any equity interest) is owned directly or beneficially or held by Borrower or any Subsidiary. Affiliate shall not be deemed -to include Agent or any Lender. As used herein, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

              "AGENT" shall mean Sanwa Business Credit Corporation, a Delaware corporation, in its capacity as agent for Lenders and not in its individual capacity as a Lender, and any successor in such capacity appointed pursuant to SUBSECTION 12.11.

              "AGREEMENT" shall mean this Loan Agreement, as the same may hereafter be restated, amended, modified or supplemented from time to time.

              "AUDIT FEE" shall have the meaning ascribed thereto in SUBSECTION 2.8.

              "AUTHORIZED OFFICER" shall mean the chairman, president, chief financial officer, chief operating officer, treasurer or a vice president of Borrower or any Guarantor.

              "BASE RATE" shall mean the fluctuating interest rate equal to (a) in the case of the Revolving Loan, the Prime Rate from time to time in effect and (b) in the case of the Term Loan, the Prime Rate from time to time in effect plus three-quarters of one percent (.75%) per annum.

              "BASE RATE LOANS" shall mean Loans bearing interest at the Base Rate.

              "BLOCKED ACCOUNT AGREEMENTS" shall have the meaning ascribed thereto in the Security Agreement.

              "BLOCKED ACCOUNTS" shall have the meaning ascribed thereto in the Security Agreement.

              "BORROWER" shall mean High Voltage Engineering Corporation, a Massachusetts corporation.

              "BORROWER PENSION PLAN" shall mean the High Voltage Engineering Corporation Retirement Plan, as in effect on the Closing Date.

              "BORROWER PREFERRED STOCK" shall mean Borrower's Series C Preferred Stock, $1.00 par value per share, outstanding on the Closing Date and subject to Borrower's charter as in effect on the closing Date.

              "BORROWING AVAILABILITY" shall mean as the context may require (a) with respect to Borrower, that portion of the Current Asset Base separately attributable to Borrower (excluding the Property of any Domestic Operating Subsidiary), LESS (i) the outstanding principal balance of the Revolving Loan (excluding that portion of the Revolving Loan advanced as intercompany loans by Borrower to its Domestic Operating Subsidiaries) and (ii) the outstanding Risk Participation Liability with respect to Letters of Credit issued for Borrower's benefit; (b) with respect to any Domestic Operating Subsidiary, that portion of the Current Asset Base separately attributable to such Subsidiary (excluding the Property of Borrower or any other Domestic operating Subsidiary), LESS (i) the outstanding principal balance of intercompany loans owing by such Subsidiary to Borrower funded by Revolving Loan advances hereunder and (ii) the outstanding Risk Participation Liability with respect to Letters of Credit issued for such Subsidiary's benefit or (c) with respect to Borrower and the Domestic Operating subsidiaries on a consolidated basis, the aggregate Borrowing Availability of all of them.

              "BORROWING NOTICE" shall have the meaning ascribed thereto in SUBSECTION 2.5(e).

              "BUSINESS DAY" shall mean (i) for all purposes other than as described in clause (ii) below, any day other than a Saturday, Sunday or other day on which banks in Chicago, Illinois, or Boston, Massachusetts are authorized or required to be closed and (ii) with respect to all notices, determinations, borrowings, rate selections and payments in connection with LIBOR Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day on which dealings in U.S. dollar deposits are carried on in the London interbank market for U.S.
dollars.

              "CAPITAL EXPENDITURES" shall mean, for any fiscal period, without duplication, all expenditures (whether made in the form of cash or other Property) by Borrower or any subsidiary during such period for any fixed assets or improvements, or for renewals, replacements, substitutions or additions thereto, which have a useful life of more than one (1) year including, without limitation, the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise.

              "CASH EQUIVALENTS" shall mean (i) for Borrower and each Restricted Subsidiary, bank certificates of deposit, bankers' acceptances, demand deposits and/or time deposits having a maturity of one year or less with banks organized under the laws of the United States or of any State thereof, which Banks (a) do not have set-off rights against the foregoing, other than set-offs for nominal service charges and similar fees incurred in the ordinary course, (b) have combined capital and surplus in excess of $250,000,000 and (c) have long-term unsecured debt obligations rated "A" or better by Standard & Poor's corporation, "A2" or better by Moody's Investor Services, Inc. or an equivalent rating by any other credit rating agency of recognized national standing, (ii) for Subsidiaries organized under the laws of foreign jurisdictions, bank certificates of deposit, bankers' acceptances, demand deposits and/or time deposits with banks organized under the laws of the United States, any State thereof or under the laws of any country which is a member of the organization for Economic Cooperation and Development, which banks (a) do not have set-off rights against the foregoing, other than set-offs for nominal service charges and similar fees incurred in the ordinary course, except that Foreign Subsidiaries may have restricted accounts which are pledged in the ordinary course of business to support progress payments, (b) have combined capital and surplus in excess of $250,000,000 or, as applicable, a comparable value in foreign currency), and
(c) have long-term unsecured debt obligations rated "All or better by Standard & Poor's Corporation, "A2" or better by Moody's Investor Services, Inc. or an equivalent rating by any other credit rating agency of recognized national standing, (iii) commercial paper maturing within one (1) year from the date issued and rated at least A-1 or the equivalent thereof by Standard & Poors Corporation, or P-1 or the equivalent thereof by Moody's Investors Service, Inc., and (iv) obligations maturing within one (1) year from the date of acquisition issued or directly and fully guaranteed by the United States government or any agency thereof.

              "CASH FLOW COVERAGE RATIO" shall mean, for any fiscal period, determined for Borrower and its Restricted Subsidiaries on a consolidated basis, the ratio of EBITDA to the sum of (without duplication) (a) Interest Charges paid in cash, (b) all federal and state income, franchise or similar taxes paid in cash, (c) the current portion of long-term Indebtedness paid in cash during such period, (d) Capital Expenditures, except to the extent funded with purchase money Indebtedness or capital leases permitted in accordance with SUBSECTION 8.2(vi).

              "CHANGE OF CONTROL" shall mean any of (a) the failure of Laurence
S. Levy and Clifford Press to own at all times, in the aggregate, free and clear of all Liens, all shares of the capital stock of Parent owned by them on the Closing Date (excluding transfers to their family members or trusts established for their family members; PROVIDED that Laurence S. Levy and Clifford Press continue to retain voting rights with respect to the shares so transferred), (b) the failure of Laurence S. Levy, Clifford Press, their family members and any trusts established by and controlled by them for the exclusive benefit of themselves, their spouses, lineal descendants and other family members to own at all times, in the aggregate, free and clear of all Liens, (i) at least sixty-six and two-thirds percent (66 2/3%) of the outstanding capital stock of Parent on a fully diluted basis and (ii) a sufficient number of shares of capital stock of Parent on a fully diluted basis to elect a majority of Parent's board of directors, (c) the failure of Parent to directly own at all times, in the aggregate, free and clear of all Liens (other than those of Collateral

Agent, on behalf of Secured Lenders) (i) at least seventy-five percent (75%) of the outstanding capital stock of Borrower on a fully diluted basis and (ii) a sufficient number of shares of capital stock of Borrower on a fully diluted basis to elect a majority of Borrower's board of directors, (d) the failure of Borrower to directly own, in the aggregate, free and clear of all Liens (other than those of Collateral Agent, on behalf of Secured Lenders), all of the outstanding capital stock of each Guarantor on a fully diluted basis, and (e) the failure of Borrower and Guarantors to own at all times, in the aggregate, free and clear of all Liens, all of the outstanding capital stock of each Restricted Subsidiary on a fully diluted basis.

              "CHARGES" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes (including, without limitation, taxes owed to the PBGC at the time due and payable), duties, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the collateral,
(ii) the obligations, (iii) the employees, payroll, income or gross receipts of Borrower or any Subsidiary, (iv) the ownership or use of any Property of Borrower or any Subsidiary, or (v) any other aspect of Borrower's or any Subsidiary's business.

              "CLOSING DATE" shall mean the date of this Agreement.

              "CODE" shall have the meaning ascribed thereto in SUBSECTION 1.3.

              "COLLATERAL" shall mean all property and interests in property now owned or hereafter acquired by Borrower or any Guarantor in or upon which a Lien is granted to Collateral Agent, for the benefit of Secured Lenders, by Borrower or any Guarantor, whether under this Agreement or the other Financing Agreements or under any other documents, instruments or writings executed by Borrower or any Guarantor and delivered to Collateral Agent, including, without limitation, Accounts, General Intangibles, Fixtures, Inventory, Intellectual Property, Equipment, Real Estate and leased real property.

              "COLLATERAL AGENCY AGREEMENT" shall mean that certain Collateral Agency Agreement, dated as of the Closing Date, among Collateral Agent and Secured Lenders.

              "COLLATERAL AGENT" shall mean Sanwa Business Credit Corporation, a Delaware corporation, in its capacity as collateral agent for Secured Lenders, and any successor in such capacity appointed pursuant to the Collateral Agency Agreement.

              "COLLECTING BANKS" shall have the meaning ascribed thereto in the Security Agreement.

              "COMMITMENT" shall mean, with respect to each Lender, the Commitment of each Lender with respect to the Revolving Loan and the Term Loan as of the Closing Date as set forth on SCHEDULE 1; SCHEDULE 1 shall be amended and Lenders' Pro Rata Shares shall be adjusted from time to time to give effect to the addition of any new Lenders pursuant to SUBSECTION 11.1.

              "CONTINGENT INTEREST PAYMENT AGREEMENTS" shall mean the Contingent Interest Payment Agreements dated as of March 16, 1988 and April 27, 1991 between Borrower and Quest Equities Corp. and the Contingent Interest Payment Agreement dated as of April 27, 1991 between Borrower and BancBoston Capital Inc., each as in effect on the Closing Date.

              "CONTINGENT INTEREST PAYMENTS" shall mean the contingent interest payments payable by Borrower pursuant to the Contingent Interest Payment Agreements.

              "CONVERSION/CONTINUATION NOTICE" shall have the meaning ascribed thereto in subsection 2.5(f).

              "CURRENT ASSET BASE" shall have the meaning ascribed thereto in subsection 2.1.

              "DATCON" shall mean Datcon Instrument Company, a Pennsylvania corporation.

              "DEFAULT" shall mean an event which through the passage of time or the service of notice, or both, would mature into an Event of Default.

              "DEFAULT RATE" shall mean a per annum interest rate equal to the sum of (a) the Base Rate or LIBOR Rate from time to time in effect, as applicable, plus (b) two percent (2%). With respect to Base Rate Loans, such interest rate shall be a fluctuating rate and each change in such interest rate shall take effect simultaneously with the corresponding change in the Base Rate.

              "DOMESTIC OPERATING SUBSIDIARY" shall mean each of Datcon, Robicon and, with the prior written consent of Agent and Lenders, any other Guarantor incorporated under the laws of any State of the United States.

              "EBITDA" shall mean, for any applicable fiscal period, (1) determined for Borrower and its Restricted Subsidiaries on a consolidated basis or (2) if the context so requires, determined for Borrower or any Domestic Operating Subsidiary, individually: Net Income, plus (but only to the extent deducted in determining such Net Income) (a) income and franchise taxes paid or accrued with respect to such period, (b) Interest Charges during such period and
(c) amortization and depreciation deducted in determining such Net Income for such period, all as determined in accordance with GAAP consistently applied. Unless otherwise expressly provided or the context requires otherwise, all references herein to EBITDA shall refer to EBITDA determined for Borrower and its Restricted Subsidiaries on a consolidated basis.

              "EBITR" shall mean, for any applicable fiscal period, determined for Borrower and its Restricted Subsidiaries on a consolidated basis, Adjusted EBITDA, minus (a) amortization and depreciation deducted in determining Adjusted Net Income for such period, plus (b) one third (1/3) of all payments made during such period under operating leases, to the extent deducted in determining Adjusted EBITDA for such period, all as determined in accordance with GAAP consistently applied.

              "ELIGIBLE ACCOUNTS" shall have the meaning ascribed thereto in subsection 3.2.

              "ELIGIBLE INVENTORY" shall have the meaning ascribed thereto in subsection 3.4.

              "ENVIRONMENTAL LAWS" shall mean and includes the following as now in effect or hereafter amended: the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. [sec.]9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. [sec.]6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. [sec.] 2601, et seq.; the Clean Air Act, 42 U.S.C. [sec.]7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. [sec.]1251 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. [sec.]11001 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. [sec.]1801 et seq.; the Atomic Energy Act, 42 U.S.C. [sec.]2011 et seq.; the Safe Drinking Water Act, 42 U.S.C. [sec.]300f et seq. and the state law equivalents; any so-called "Superfund" or "Superlien" law; and any statute, ordinance, code, rule, regulation, order, decree or requirement under international, federal, state, regional, provincial or local law

(including, without limitation, laws of countries in addition to the United States, administrative orders and consent decrees) in effect and as amended regulating, relating to or imposing liability or standards of conduct concerning public health and safety, protection of the environment, or any pollutant or contaminant or hazardous, toxic or dangerous substance, waste, chemical or material, as now or any time hereafter may be existing.

              "ENVIRONMENTAL MATTERS" shall have the meaning ascribed thereto in subsection 6.22.

              "EQUIPMENT" shall mean, with respect to any Person, all of such Person's machinery and equipment, including, without limitation, processing equipment, conveyors, machine tools, data processing and computer equipment with software and peripheral equipment (other than software constituting part of the Accounts), and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, ships, vessels, airplanes, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, all whether now owned or hereafter acquired, and wherever situated, together with all appurtenances, additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

              "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations promulgated thereunder.

              "ERISA AFFILIATE" shall mean any Person, trade or business that is, or was at any time during the previous six (6) years, along with Borrower or any Guarantor, in the same controlled group of corporations, under common control, or otherwise, treated as a single employer for any purpose under
Section 414 of the IRC.

              "EVENT OF DEFAULT" shall mean the occurrence or existence of any one or more of the following conditions or events:

              (a) Borrower fails to pay (i) any principal amount of any Loan when due or declared due or (ii) any other Obligation hereunder within five (5) days after the due date thereof;

              (b) Borrower or any Guarantor fails or neglects to perform, keep or observe any of the covenants, conditions or agreements contained in any of the subsections of this Agreement or in any of the other Financing Agreements (other than occurrences referred to or embodied in other provisions of this definition constituting immediate Events of Default) for a period of (i) twenty (20) days after Borrower's or such Guarantor's receipt of notice of such breach from Agent or (ii) thirty (30) days after actual knowledge of such breach by Borrower or any Guarantor;

              (c) any warranty or representation now or hereafter made by Borrower or any Subsidiary in connection with this Agreement or any of the other Financing Agreements is untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice or other writing furnished at any time by Borrower or any Subsidiary to Agent or any Lender is untrue or incorrect in any material respect, as of the date on which the warranty, representation or the facts set forth therein are stated, certified or deemed made;

              (d) any Liens (other than Permitted Liens), levies or assessments in excess of $500,000 in the aggregate are filed or recorded with respect to or otherwise imposed upon all or any part of the collateral or the Property of Borrower or any Subsidiary by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency, and are and are not discharged within thirty (30) days after the filing, recording or other imposition thereof;

              (e) all or any part of the collateral or the Property of Borrower or any Restricted Subsidiary in excess of $250,000 in the aggregate is attached, seized, subjected to a writ or distress warrant, or levied upon, or come within the possession or control of any judgment creditor and within thirty (30) days thereafter such Collateral or Property is not returned to Borrower or such Subsidiary or such writ, distress warrant or levy is not dismissed, stayed or lifted;

              (f) Borrower or any Restricted Subsidiary makes an assignment for the benefit of creditors; convenes a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts; applies for, seeks, consents to, or acquiesces in the appointment of a receiver, trustee or custodian to take possession of all or any substantial portion of the Property of Borrower or such Subsidiary; commences any bankruptcy, reorganization or insolvency case or proceeding or other proceeding under any federal, state or other law for relief of debtors; or Borrower or such Subsidiary proposes, authorizes or consents to the taking of any of the foregoing actions;

              (g) Borrower or any Restricted Subsidiary fails to obtain the dismissal, within sixty (60) days after the commencement thereof, of any bankruptcy, reorganization or insolvency proceeding, or other proceeding under any law for the relief of debtors instituted against it; fails actively to oppose any such proceeding; or in any such proceeding, defaults or files an answer admitting the material allegations upon which the proceeding was based or states in any filing in such proceeding its willingness to have an order for relief entered or its desire to seek liquidation, reorganization or adjustment of any of its debts;

              (h) without the application, approval or consent of Borrower or any Restricted Subsidiary, any receiver, trustee, examiner, liquidator, custodian or similar official is appointed to take possession of all or any substantial portion of the Property of Borrower or such Subsidiary, or any committee of Borrower's or such Subsidiary's creditors or any class thereof, is formed for the purpose of monitoring or investigating the financial affairs of Borrower or such Subsidiary or enforcing such creditors' rights, or the filing of any motion, complaint or other pleading in any bankruptcy, reorganization or insolvency case or proceeding of any Person other than Borrower or such Subsidiary that seeks the consolidation Borrower's or such Subsidiary's assets and liabilities with the assets and liabilities of such Person;

              (i) Borrower or any Restricted Subsidiary ceases to be Solvent or admits in writing that it is not Solvent or fails to pay all or any material portion (measured in numbers of debts or dollar amounts) of its debts as they become due or admits in writing its present or prospective inability to pay its debts as they become due;

              (j) Borrower or any Restricted Subsidiary is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business representing twenty percent (20%) or more of Borrower's business, or Borrower's and its Subsidiaries' business taken as a whole, in each case based upon gross revenues for the most recent twelve months ending on the date of such occurrence, which injunction, restraint or other prohibition is not stayed or lifted within thirty (30) days after the entry thereof;

              (k) any default or breach under any agreements) evidencing Indebtedness of Borrower or any Restricted Subsidiary in an aggregate amount in excess of $500,000 shall occur and shall continue after any applicable grace period specified in any such document if the effect of such default or breach is to accelerate, or to permit the acceleration of, the maturity of all or any part of any such Indebtedness, or any such Indebtedness shall be declared to be due and payable, or be required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

              (l) a breach by Borrower or any Subsidiary occurs under any agreement, document or instrument (other than an agreement, document or instrument evidencing Indebtedness), whether heretofore, now or hereafter existing between Borrower or such Subsidiary and any other Person, and such breach would have a Material Adverse Effect;

              (m) entry of a judgment or judgments in an aggregate amount in excess of $500,000 against Borrower or any Subsidiary which are not covered by available and collectible insurance and which are not stayed, bonded, vacated, paid or discharged within thirty (30) days after entry;

              (n) any Termination Event which Agent, in good faith, determines would have a Material Adverse Effect and which is not cured within thirty
       (30) days after the occurrence of such Termination Event;

              (o) Borrower or any Guarantor, as applicable, fails to (i) perform, keep or observe any of the covenants contained in SUBSECTION 7.8(iii) OR (v), SUBSECTIONS 7.12 through 7.16 or SECTION 8 or (ii) maintain any insurance required to be maintained in accordance with SUBSECTIONS 7.5 or 7.6;

              (p) any civil or criminal action, suit or proceeding is initiated against Borrower or any Subsidiary under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt organization Act of 1970, as amended);

              (q) a Change in Control occurs;

              (r) Collateral Agent ceases to have a legal, valid and perfected first priority Lien (subject to Permitted Liens) on any collateral of Borrower or any Subsidiary having an aggregate value in excess of $250,000 in which a Lien is required to be granted to collateral Agent pursuant to any Financing Agreement, for any reason other than the failure of Collateral Agent to take any action within its control;

              (s) any of the Financing Agreements shall cease for any reason to be in full force and effect or is declared null and void or Borrower, any subsidiary or any other Person (other than Agent or any Lender) shall disavow its respective obligations thereunder or shall deny that it has any further obligations thereunder or shall contest or challenge the validity or enforceability of any thereof, the legality or enforceability of any of the obligations or the perfection or priority of any Lien granted to collateral Agent, or gives notice to such effect.

The occurrence or existence of any of the foregoing events shall constitute an immediate Event of Default unless notice by Agent or a cure period is specifically required by the description of such event before such event matures into an Event of Default.

              "EXCESS CASH FLOW" shall mean, for any fiscal period, determined for Borrower and its Subsidiaries on a consolidated basis, without duplication, EBITDA, LESS (a) Interest Charges paid in cash (excluding Contingent Interest Payments paid in cash), (b) all federal, state and local income and franchise taxes paid in cash, (c) the principal portion of long-term Indebtedness paid in cash (including the principal portion of under capital leases but excluding (i) mandatory prepayments from Excess Cash Flow and (ii) the principal portion of long-term Indebtedness specified on EXHIBIT 6.8 which is paid with the proceeds of the Loans on the Closing Date in accordance with SUBSECTION 4.2(x)), and (d) Capital Expenditures (excluding (i) those funded with purchase money Indebtedness or capital leases, (ii) reinvested proceeds from the sale of capital assets and (iii) expenditures made pursuant to SUBSECTIONS 8.3 or 8.4).

              "FACILITY" shall mean any of (a) Borrower's facilities located at 8720 U.S. 70 West, Clayton, North Carolina; Pratts Junction Road, Sterling, Massachusetts; 20 Commerce Way, Woburn, Massachusetts; 401 Edgewater Place, Wakefield, Massachusetts; and 1215 Quail Street, Lakewood, Colorado; (b) each Resale Facility; (c) Datcon's facilities located at 1811 Roherstown Road, Lancaster, Pennsylvania; (d) Robicon's facilities located at 500 Hunt Drive, New Kensington, PA 15068; and (e) any other facility established by Borrower or any Guarantor hereafter in accordance with the terms of this Agreement.

              "FINANCING AGREEMENTS" shall mean, collectively, this Agreement, the Revolving Notes, the Term Notes, each Pledge Agreement, the Security Agreement, each Intellectual Property Security Agreement, each Mortgage, and all other agreements, instruments and documents, including, without limitation, security agreements, loan agreements, notes, guaranties, mortgages, deeds of trust, agreements, documents, instruments, pledges, powers of attorney, consents, assignments, contracts, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of Borrower, any Guarantor or any other Person and delivered to Agent, Collateral Agent or any Lender in connection with this Agreement, together with all agreements and documents between Borrower, any Guarantor or any other Person and Agent, collateral Agent or any Lender referred to therein or contemplated thereby, as the same may hereafter be amended, modified or supplemented from time to time.

              "FISCAL QUARTER" shall mean each quarterly accounting period of each Fiscal Year of Borrower.

              "FISCAL YEAR" shall mean each annual accounting period of Borrower ending on the last Saturday in April or the first Saturday in May of each calendar year.

              "FIXTURES" shall mean, with respect to any Person, all "fixtures" as such term is defined in the code, now owned or hereafter acquired by such Person, wherever located.

              "FLEET NATIONAL BANK" shall mean Fleet National Bank, a national banking association.

              "FOREIGN SUBSIDIARY" shall mean each Subsidiary incorporated under the laws of a jurisdiction outside of the United States.

              "FUNDING DATE" shall mean the date of each funding, conversion or continuation of a Loan or issuance of a Letter of Credit or a Risk Participation therefor, which date shall be a Business Day.

              "GAAP" shall mean, as of the date of any determination with respect thereto, generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants, consistently applied and maintained throughout the periods indicated.

              "GENERAL INTANGIBLES" shall mean, with respect to any Person, all of such Person's presently owned or hereafter acquired general intangibles, including, without limitation, goodwill, choses in action, causes of action, franchises, methods, sales literature, drawings, specifications, descriptions, name plates, catalogs, dealer contracts, supplier contracts, distributor agreements, customer lists, contract rights, confidential information, consulting agreements, employment agreements, engineering contracts, leasehold interests in real and personal property, insurance policies (including business interruption insurance), licenses, permits, and such other Property which uniquely reflect the goodwill of the business of such Person; deposit accounts, letters of credit, and General Intangibles relating to other items of Collateral, including, without limitation, rights to refunds or indemnification; reversionary or other rights of such Person to excess Plan assets upon termination or amendment thereof; and proceeds of all of the foregoing, including without limitation, insurance proceeds, including proceeds of business interruption insurance, income tax refunds, and claims for tax or other refunds against any city, county, state, or federal government, or any agency or authority or other subdivision thereof.

              "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

              "GUARANTOR" shall mean each Domestic Operating Subsidiary, HIVEC Holdings, and, unless Agent and Lenders shall otherwise consent in writing in advance, each Subsidiary of Borrower or any of its Subsidiaries formed or acquired after the Closing Date in accordance with the terms of this Agreement and incorporated under the laws of any State of the United States.

              "GUARANTY" of a Person shall mean any agreement by which such Person guarantees, endorses or otherwise in any way becomes or is responsible for any obligations of any other Person, whether directly or indirectly, by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise assures any creditor of such other Person against loss.

              "HAZARDOUS MATERIALS" shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls ("PCB's") or any substance or compound containing PCB's; asbestos or any asbestos-containing materials in any form or condition; radon; any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); and any other pollutant or contaminant or hazardous, toxic or dangerous chemicals, materials or substances, as all such terms are used in their broadest sense and defined by Environmental Laws.

              "HIVEC HOLDINGS" shall mean HIVEC Holdings, Inc., a Delaware corporation.

              "INDEBTEDNESS" of a Person shall mean at a particular time (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of business on terms customary in the trade) in respect of which the such Person is liable, contingently or otherwise (including non-recourse indebtedness of such Person), as guarantor, obligor or otherwise or any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (ii) indebtedness guaranteed in any manner by such Person, including guaranties in the form of an agreement to repurchase or reimburse or any other so-called support or keep-well agreement including any agreements to maintain balance sheet conditions or income statement levels; PROVIDED that the amount of indebtedness represented by any guaranty of limited recourse shall be the lesser of the amount of indebtedness so guaranteed or the value of the asset to which the recourse of such indebtedness is limited, (iii) obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which obligations such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, (iv) any unfunded obligation of, or withdrawal liability incurred but not paid by, such Person with respect to a Multiemployer Plan, and (v) obligations under interest rate protection agreements.

              "INITIAL TERM" shall have the meaning ascribed thereto in SUBSECTION 2.7.

              "INTELLECTUAL PROPERTY" shall mean, with respect to any Person, all of such Person's present and future designs, patents, patent rights and applications therefor, technology, trademarks and registrations or applications therefor, trade names, inventions, copyrights and all applications and registrations therefor, advertising matter, software or computer programs, license rights, trade secrets, methods, processes, know-how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, whether now owned or hereafter acquired by such Person, and proceeds of all of the foregoing, including, without limitation, proceeds of insurance policies thereon.

              "INTELLECTUAL PROPERTY SECURITY AGREEMENT" shall mean each Collateral Assignment of Patents, Trademarks, Copyrights and Licenses, dated as of the Closing Date, duly executed and delivered by Borrower and each Guarantor in favor of Collateral Agent, for the benefit of Secured Lenders, as the same may hereafter be amended, modified or supplemented from time to time.

              "INTEREST CHARGES" shall mean, for any fiscal period, determined for Borrower and its subsidiaries on a consolidated basis, the aggregate of all interest paid or accrued in respect of Indebtedness or otherwise, all as determined in accordance with GAAP consistently applied.

              "INTEREST PERIOD" shall mean, with respect to a LIBOR Rate Loan, a period of one, two, three or six months, commencing on a Business Day, selected by Borrower pursuant to SUBSECTION 2.5. Such Interest Period shall end on the day in the relevant succeeding calendar month which corresponds numerically to the beginning day of such Interest Period; PROVIDED that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that if such next succeeding Business

Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day. In the case of immediately succeeding Interest Periods, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires. Notwithstanding any of the foregoing, no Interest Period shall extend beyond the Termination Date.

              "INVENTORY" shall mean, with respect to any Person, all of the inventory of such Person of every kind and description, now or at any time hereafter owned by or in the custody or possession, actual or constructive, of such Person, wherever located, including, without limitation, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of such Person's custody or possession, including inventory on the premises of other Persons and items in transit, and including any goods reclaimed, returned or repossessed upon any accounts, documents, instruments or chattel paper relating to or arising from the sale of inventory, and all substitutions and replacements therefor, and all additions and accessions thereto, and all ledgers, books of account, records, computer printouts, computer runs, microfilm, microfiche and other computer-prepared information relating to any of the foregoing, and any and all proceeds of any of the foregoing, including, without limitation, proceeds of insurance policies thereon. Unless expressly specified otherwise in this Agreement, each reference in this Agreements to "Inventory" shall mean and be a reference to Inventory of Borrower and the Domestic operating subsidiaries only.

              "INVESTMENT" of a Person shall mean any loan, advance, extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person. The amount of any Investment shall be the original cost of such Investment plus the costs of all additions thereto.

              "INVESTMENT PROPERTY" shall, with respect to any Person, have the meaning ascribed thereto in Section 9-115 of the code in those jurisdictions in which such definition has been adopted and shall include, without limitation:
(i) all securities, whether certificated or uncertificated, including, without limitation, stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit and mutual funds shares; (ii) all securities entitlements such Person, including, without limitation, all rights of such Person to any securities account and any free credit balance or other money owing by any securities intermediary with respect to any such account; (iii) all securities accounts held by such Person; (iv) all commodity contracts held by such Person; and (v) all commodity accounts held by such Person.

              "IRC" shall mean the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations promulgated thereunder.

              "ISSUING BANK" shall mean Fleet National Bank and any other bank or financial institution which is approved by Borrower and Agent and which issues Letters of Credit for the account of Borrower pursuant to SUBSECTION 2.1.

              "LENDERS" shall mean the financial institutions signatory hereto and, subject to the terms and conditions hereof, their respective successors and assigns.

              "LETTER OF CREDIT" shall mean a standby or documentary letter of credit or bankers acceptance issued by an Issuing Bank at the request and for the account of Borrower and for which Lenders incur Risk Participations.

              "LIABILITIES" shall mean all liabilities of Borrower and its subsidiaries which are or should be reflected on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP, and shall include Indebtedness.

              "LIBOR RATE" shall mean, for each Interest Period, a rate of interest equal to:

              (a) the rate of interest determined by Agent at which deposits in U.S. Dollars for the relevant Interest Period are offered based on information presented on the Telerate Screen as of 11:00 a.m. (London time) on the applicable LIBOR Rate Determination Date in the approximate amount of the applicable LIBOR Rate Loan and having a maturity approximately equal to such Interest Period; PROVIDED that if at least two such offered rates appear on the Telerate Screen in respect of such Interest Period, the arithmetic mean of all such rates (as determined by Agent) will be the rate used; Provided further, that if the Telerate Screen ceases to provide LIBOR quotations, such rate shall be the average rate of interest determined by Agent at which deposits in U.S. Dollars are offered for the relevant Interest Period by The Sanwa Bank, Limited (or its successor) to banks with combined capital and surplus in excess of $500,000,000 in the London interbank market as of 11:00 a.m. (London time) on the applicable LIBOR Rate Determination Date in the approximate amount of the LIBOR Rate Loan and having a maturity approximately equal to such Interest Period, divided by

              (b) one minus the rate (expressed as a decimal) of reserve requirements in effect on the LIBOR Rate Determination Date (including, without limitation, all basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D) which are required to be maintained by a member bank of the Federal Reserve System;

(such rate to be adjusted to the nearest one sixteenth of one percent (1/16%) or, if there is no nearest one sixteenth of one percent (1/16%), to the next higher one sixteenth of one percent (1/16%)), PLUS, in the case of the Term Loan, three and one-quarter of one percent (3.25%) per annum, and in the case of the Revolving Loan, two and three-quarters of one percent (2.75%) per annum).

              "LIBOR RATE DETERMINATION DATE" shall mean each date for calculating the LIBOR Rate for purposes of determining the interest rate applicable to any LIBOR Rate Loan made pursuant to subsection 2.5. The LIBOR Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Rate Loan.

              "LIBOR RATE LOANS" shall mean Loans bearing interest at a LIBOR Rate.

              "LIEN" shall mean, with respect to the Property of any Person, any statutory or contractual lien, security interest, mortgage, pledge, claim, encumbrance, charge, hypothecation, assignment, deposit arrangement, filing of, or agreement to give, a financing statement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, whether voluntary or involuntary (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement), in, of or on any of the Property of such Person in favor of any other Person.

              "LITIGATION" shall have the meaning ascribed thereto in SUBSECTION 6.11.

              "LOAN" shall mean either the Revolving Loan or the Term Loan and "Loans" shall mean all such loans collectively.

              "LOAN ACCOUNT" shall have the meaning ascribed thereto in SUBSECTION 2.12.

              "LOAN YEAR" shall mean the period of twelve (12) consecutive months commencing on the Closing Date and each succeeding period of twelve (12) consecutive months commencing on each anniversary of the Closing Date during the Initial Term and any Renewal Term.

              "MATERIAL ADVERSE EFFECT" shall mean, as determined by Agent in its reasonable business judgment, a material adverse effect upon (a) Collateral Agent's Lien priority in, or the value of, the Collateral, or (b) the business, properties, operations or condition (financial or otherwise) or business prospects of Borrower and its Subsidiaries taken as a whole as a result of the occurrence or existence of any single event or condition or series of events or conditions in the aggregate, or (c) the ability of Borrower or any Guarantor to perform its obligations under any of the Financing Agreements, or (d) the validity or enforceability of any of the Financing Agreements or the rights, powers and remedies of Agent or any Lender to enforce or collect the Obligations. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

              "MAXIMUM REVOLVING LOAN AMOUNT" shall have the meaning ascribed thereto in SUBSECTION 2.2.

              "MONTHLY COLLATERAL REPORT" shall have the meaning ascribed thereto in subsection 3.1.

              "MORTGAGES" shall mean the first mortgages, deeds of trust, leasehold mortgages, collateral assignment of leases or other real estate security documents with respect to the Real Estate listed on EXHIBIT 3.6 which is indicated on the attachment thereto as being so encumbered on or after the Closing Date, all in form and substance satisfactory to Agent, duly executed and delivered by Borrower or any Guarantor in favor of

Collateral Agent, for the benefit of Secured Lenders, as the same may hereafter be amended, modified or supplemented from time to time.

              "MULTIEMPLOYER PLAN" shall mean any multiemployer plan within the meaning of Section 4001(a) (3) of ERISA to which Borrower or any ERISA Affiliate contributes, is obligated to contribute or was required to contribute within the immediately preceding six (6) years.

              "NET INCOME" or "NET LOSSES" shall mean, for any applicable fiscal period, determined on a consolidated basis for Borrower and its Restricted Subsidiaries, consolidated net income (or losses) from continuing operations after income and franchise taxes and shall have the meaning given such term by GAAP; provided that there shall be specifically excluded therefrom tax-adjusted
(i) gains or losses from the sale of capital assets, (ii) net income of any Person (other than a Restricted Subsidiary) in which Borrower or any Restricted Subsidiary has an ownership interest, unless received by Borrower in a cash distribution, and (iii) gains or losses arising from extraordinary items, as defined by GAAP.

              "NET WORTH" shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis, total assets reflected on a balance sheet prepared in accordance with GAAP less total liabilities reflected on a balance sheet prepared in accordance with GAAP.

              "NOTE" or "NOTES" shall mean one or more of the Revolving Loan Notes or the Term Loan Notes, or a combination thereof.

              "OBLIGATIONS" shall mean all of Borrower's and each Guarantor's obligations, liabilities and indebtedness to Agent, Lenders, any affiliate of Agent or Lenders and/or, as expressly provided herein, any Participant, under, relating to or otherwise arising in respect of this Agreement or any Financing Agreement, of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including, without limitation, obligations of performance) and whether arising or existing under written agreement, oral agreement or operation of law.

              "PARENT" shall mean Letitia Corporation, a Delaware corporation.

              "PARTICIPANT" shall mean any Person now or from time to time hereafter participating with any Lender in the Loans made by such Lender to Borrower pursuant to this Agreement.

              "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

              "PENSION PLAN" shall mean any Plan that is a defined benefit plan (other than a Multiemployer Plan) defined in section 3(35) of ERISA.

              "PERMITTED ACQUISITION" shall have the meaning ascribed thereto in SUBSECTION 8.3(c).

              "PERMITTED INVESTMENTS" shall have the meaning ascribed thereto in SUBSECTION 8.4.

              "PERMITTED LIENS" shall have the meaning ascribed thereto in SUBSECTION 8.1.

              "PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, trust, limited liability company, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

              "PLAN" shall mean any employee benefit plan within the meaning of
Section 3(3) of ERISA (other than any Multiemployer Plan) under which Borrower or any ERISA Affiliate is, or was at any time within the previous six (6) years, an "employer" within the meaning of Section 3(5) of ERISA, including without limitation, the Borrower Pension Plan.

              "PLEDGE AGREEMENT" shall mean each Stock Pledge Agreement, dated as of the Closing Date, duly executed and delivered by Borrower, Datcon and HIVEC Holdings, in favor of Collateral Agent, for the benefit of Secured Lenders, as the same may hereafter be amended, modified or supplemented from time to time; PROVIDED that, only 65% of the capital stock of HIVEC, B.V., a Netherlands corporation, shall be pledged pursuant to the HIVEC Holdings Pledge Agreement and only 65% of the capital stock of Crisrolo, S.L. shall be pledged pursuant to the Datcon Pledge Agreement.

              "PRIME RATE" shall mean the highest "Prime Rate" of interest quoted, from time to time, by THE WALL STREET JOURNAL; PROVIDED, HOWEVER, that in the event that THE WALL STREET JOURNAL ceases quoting a "Prime Rate", "Prime Rate" shall mean the per annum rate of interest quoted as the "Bank Prime Loan" rate for the most recent weekday for which such rate is quoted in Statistical Release H.15 (519) published from time to time by the Board of Governors of the Federal Reserve System; PROVIDED FURTHER that in the event that both of the aforesaid indices cease to be published or to quote rates of the aforesaid types, the "Prime Rate" shall be determined from a comparable index chosen by Agent in good faith. The "Prime Rate" shall change effective an the date of the publication of any change in the applicable index by which such "Prime Rate" is determined.

              "PRO FORMAL" shall have the meaning ascribed thereto in SUBSECTION 6.4(a).

              "PRO RATA SHARE" shall mean the percentage obtained by dividing
(a) the Commitments of a Lender by (b) the aggregate Commitments of all Lenders, as such percentage may be adjusted by assignments permitted pursuant to SUBSECTION 11.1. The sum of the Pro Rata Shares of all Lenders at any date of determination shall equal one hundred percent (100%).

              "PROJECTIONS" shall mean the projected balance sheets on a consolidated and consolidating basis, profit and loss Statements on a consolidated and consolidating basis, and cash flow statements on a consolidated basis of Borrower, prepared in accordance with GAAP, together with appropriate supporting details and a statement of underlying assumptions, which have been and will be delivered to Agent and Lenders in accordance with the terms of SUBSECTION 7.1; PROVIDED, that the first such set of Projections, a copy of which is attached as EXHIBIT 6.4-2, shall not include consolidating balance sheets or cash flow statements.

              "PROPERTY" shall mean, with respect to any Person, any and all assets or property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets or property leased or operated by such Person.

              "QUALIFIED IPO" means an initial public offering of shares of the capital stock of Borrower or any Guarantor (a) pursuant to which Borrower or such Guarantor shall receive aggregate net proceeds of at least $10,000,000, (b) which has been consummated in accordance with a filed registration statement prepared on Form S-1 and all applicable laws, (c) from and after the consummation of which, Borrower or such Guarantor, as applicable, shall be, and shall be qualified to be, listed on the NASDAQ national market, (d) with respect to which no claim, suit, proceeding, petition, governmental investigation, injunction or any other litigation shall have commenced or been threatened against any party to any Financing Agreement or any Affiliate thereof, and (e) on or prior to the consummation of which Agent shall have received copies of all opinions and other material documents delivered in connection therewith.

              "RATE OPTION" shall mean the. LIBOR Rate or the Base Rate, as applicable.

              "REAL ESTATE" shall mean, with respect to any Person, the real property, mineral rights, leasehold or other interests in real property together with any purchase options and other rights related to such leaseholds or other interests owned, leased, used or operated now or hereafter by such Person, all Fixtures and personal property used in conjunction therewith and such Person's rights to leases, rents and profits with respect thereto.

              "RELATED TRANSACTIONS" shall mean, collectively, all of the transactions contemplated by this Agreement, the other Financing Agreements, the Subordinated Debt Documents, the Senior Unsecured Debt Documents and the Senior Secured Debt Documents.

              "RELATED TRANSACTIONS DOCUMENTS" shall mean, collectively, all documents and agreements executed, delivered or filed in connection with the Related Transactions.

              "RENEWAL TERM" shall have the meaning ascribed thereto in SUBSECTION 2.7(a).

              "REQUIRED LENDERS" shall mean (i) Lenders having in the aggregate at least sixty-six and two-thirds percent (66 213%) of the Total Revolving Loan Facility, or (ii) if the Revolving Credit Facility has been terminated, Lenders having in the aggregate at least sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding amount of the Loans.

              "RESALE FACILITY" shall mean each facility of Borrower located at 145 New-ton Street, Boston, Massachusetts; 4 River Street, Boston, Massachusetts; 2100 Earlywood Drive, Franklin, Indiana; and 100 Sagamore Hill Road, Pittsburgh, Pennsylvania.

              "RESTRICTED PAYMENT" shall mean: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Stock of Borrower now or hereafter outstanding (including Borrower Preferred Stock) , except a dividend payable solely in shares of that class of Stock to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value direct or indirect of any shares of any class of Stock of Borrower now or hereafter outstanding; (c) any payment or prepayment of principal or premium, if any, or interest on, fees with respect to, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to Subordinated Debt of Borrower; (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Stock of Borrower now or hereafter outstanding and any Contingent Interest Payment; or (e) any payment by Borrower or any Subsidiary of any management fees, advisor fees or similar fees whether pursuant to a management agreement or otherwise to any Affiliate of Borrower or such Subsidiary.

              "RESTRICTED PAYMENT POOL" shall mean, at any time of determination, an amount equal to (a) the sum of (i) $2, 000, 000 plus (ii) fifty percent (50%) of Net Income (or minus one hundred percent (100%) of Net Losses) for the period commencing April 28, 1996 and ending on the last day of any Fiscal Quarter preceding the date of a Restricted Payment PLUS (iii) net proceeds from each Qualified IPO (to the extent such proceeds are retained by Borrower and its Domestic operating Subsidiaries) less (b) the aggregate amount of all Restricted Payments made pursuant to SUBSECTION 8.10(iv).

              "RESTRICTED SUBSIDIARY" shall mean each Guarantor, HIVEC, B.V., a Netherlands corporation, HIVEC Holdings, HVE Europa, B.V., a Netherlands corporation, Crisrolo, S.L., a Spanish corporation, Industrias Jorda, S.L., a Spanish corporation, and, unless Agent and Lenders shall otherwise determine in writing in advance, each Subsidiary of Borrower or any of its Subsidiaries formed or acquired after the Closing Date in accordance with the terms of this Agreement.

              "REVOLVING LOAN" shall have the meaning ascribed thereto in subsection 2.1.

              "REVOLVING LOAN COMMITMENT" shall mean, with respect to each Lender, the Commitment of each Lender with respect to the Revolving Loan as of the Closing Date as set forth on SCHEDULE 1;

SCHEDULE 1 shall be amended and Lenders' Pro Rata Shares shall be adjusted from time to time to give effect to the addition of any new Lenders pursuant to SUBSECTION 11.1.

              "REVOLVING LOAN NOTES" shall have the meaning ascribed thereto in subsection 2.3.

              "RISK PARTICIPATIONS" and "RISK PARTICIPATION" shall have the respective meanings ascribed thereto in SUBSECTION 2.1(c).

              "RISK PARTICIPATION LIABILITY" means, as to each Risk Participation, all liabilities of Lenders with respect to the transaction for which such Risk Participation was issued, whether contingent or otherwise, including with respect to a letter of credit: (a) the amount available to be drawn or which may become available to be drawn; (b) all amounts which have been paid or made available by the Issuing Bank or Lenders to the extent not reimbursed; and (c) all unpaid interest, fees and expenses with respect thereto.

              "RISK PARTICIPATION RESERVE" means, at any date of determination, a reserve deducted from the Total Revolving Loan Facility, in an amount equal to
(a) the aggregate amount of Risk Participation Liability with respect to Risk Participations outstanding at such time, PLUS (b) the aggregate amount theretofore paid by Lenders under the Risk Participations for which Lenders have not been reimbursed or which has not been debited to the Loan Account pursuant to subsection 2.1(c).

              "ROBICON" shall mean Halmar Robicon Group, Inc., a Pennsylvania corporation.

              "SBCC" shall mean Sanwa Business Credit Corporation, a Delaware corporation, in its individual capacity, and its successors.

              "SECURED LENDERS" shall mean, collectively, Lenders and the holders of the Senior Secured Notes.

              "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

              "SECURITY AGREEMENT" shall mean that certain Security Agreement, dated as of the Closing Date, duly executed and delivered by Borrower and each Guarantor in favor of Collateral Agent, for the benefit of Secured Lenders, as the same may hereafter be amended, modified or supplemented from time to time.

              "SENIOR FIXED CHARGE COVERAGE RATIO" shall mean, for any fiscal period, determined for Borrower and its Restricted Subsidiaries on a consolidated basis, the ratio of (a) EBITR to (b) the sum of (i) Interest Charges paid or accrued (other than payments or accruals with respect to contingent Interest Payment obligations) in respect of Total Funded Debt (other than Indebtedness which by its terms is expressly subordinated to the Obligations) and (ii) one third (1/3) of all payments made during such period under operating leases.

              "SENIOR SECURED DEBT DOCUMENTS" shall mean all Senior Secured Notes and other agreements, instruments and documents, whether heretofore, now, or hereafter executed in connection therewith, together with all agreements and documents referred to therein or contemplated thereby, each as in effect on the date hereof, except to the extent amended in accordance with the terms hereof.

              "SENIOR SECURED FUNDED DEBT" shall mean, as of any date of determination, determined for Borrower and its Restricted Subsidiaries on, a consolidated basis, the Indebtedness evidenced by the Revolving Loan, the Term Loan, the other Obligations, the Senior Secured Notes, capital leases, mortgages, industrial development revenue bonds and similar Indebtedness, all as determined in accordance with GAAP consistently applied.

              "SENIOR SECURED FUNDED DEBT RATIO" shall mean, for any fiscal period, determined for Borrower and its Restricted Subsidiaries on a consolidated basis, the ratio of Senior Secured Funded Debt at the end of such period to EBITDA for such period.

              "SENIOR SECURED NOTES" shall mean, collectively, each of those certain Senior Secured Notes issued by Borrower on the date hereof in the aggregate principal amount of Twenty Million Dollars ($20,000,000), on terms and conditions and in form and substance satisfactory to Lenders, each as in effect on the date hereof, except to the extent amended in accordance with the terms hereof.

              "SENIOR UNSECURED DEBT DOCUMENTS" shall mean all Senior Unsecured Notes and other agreements, instruments and documents, whether heretofore, now, or hereafter executed in connection therewith, together with all agreements and documents referred to therein or contemplated thereby, each as in effect on the date hereof, except to the extent amended in accordance with the terms hereof.

              "SENIOR UNSECURED NOTES" shall mean, collectively, each of those certain Senior Unsecured Notes issued by Borrower on the date hereof in the aggregate principal amount of Seven Million Dollars ($7,000,000), on terms and conditions and in form and substance satisfactory to Lenders, each as in effect on the date hereof, except to the extent amended in accordance with the terms hereof.

              "SERVICE" shall mean the Internal Revenue service and any successor thereof.

              "SOLVENCY AFFIDAVIT" shall mean the Affidavit of Solvency of even date herewith executed and delivered by the chief financial officer of Borrower in favor of Agent, for the benefit of Lenders.

              "SOLVENT" shall mean, when used with respect to any Person, that
(i) the fair saleable value of its Property (including rights of contribution from its Affiliates as permitted by applicable law) is in excess of the total amount of its Liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), (ii) it is able to pay its debts or obligations in the ordinary course as they mature, and (iii) that Person has capital sufficient to carry on its business and all businesses in which it is about to engage. "SOLVENCY" shall have a correlative meaning.

              "STOCK" shall mean all shares, options, general or limited partnership interests or other equivalents (regardless of how designated), participation or other equivalents (however designated) of or in a corporation, partnership or equivalent entity, whether voting or non-voting, including, without limitation, common stock, warrants, preferred stock, convertible debentures or any other debt or equity security, and all agreements, instruments and documents convertible, in whole or in part, into any one or more of all of the foregoing.

              "SUBORDINATED DEBT" shall mean any Indebtedness issued or otherwise owing by Borrower (a) under or pursuant to the Subordinated Notes or
(b) in favor of a Person the payment of which is subordinated to the payment of the Obligations pursuant to subordination provisions satisfactory to Required Lenders and (c) upstream Guaranties of the Subordinated Notes by one or more of the Restricted subsidiaries, which guaranties are subject to subordination provisions satisfactory to Required Lenders.

              "SUBORDINATED DEBT DOCUMENTS" shall mean all Subordinated Notes and other agreements, instruments, documents, other written matter whether heretofore, now, or hereafter executed in connection therewith, together with all agreements and documents referred to therein or contemplated thereby, each as in effect on the date hereof, except to the extent amended in accordance with the terms hereof.

              "SUBORDINATED NOTES" shall mean, collectively, each of those certain Senior Subordinated Notes issued by Borrower on the date hereof in the aggregate principal amount of Twenty Five Million Dollars ($25,000,000), on terms and conditions and in form and substance satisfactory to Lenders, each as in effect on the date hereof, except to the extent amended in accordance with the terms hereof.

              "SUBSIDIARY" of a Person shall mean (i) any corporation of which more than fifty percent (50%) of the outstanding securities having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at any time of determination, directly or indirectly, owned or controlled by such Person or by one or more of its Subsidiaries or by such Person and one or more of its subsidiaries, or (ii) any partnership, association, trust, grantor trust, joint venture or similar business organization more than fifty percent (50%) of the equity or partnership interests having ordinary voting power or power of direction of which shall at any time of determination be so owned or controlled. Unless otherwise expressly provided or the context requires otherwise, all references herein to a "Subsidiary" shall mean a Subsidiary of Borrower.

              "TANGIBLE NET WORTH" shall mean tangible net worth as determined in accordance with GAAP.

              "TAXES" shall mean taxes, liens, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of any Lender by the jurisdictions under the laws of which such Lender or its applicable lending off ice is organized or any transfer taxes imposed as a results of the transfer of any Notes.

              "TELERATE SCREEN" shall mean the display designated as Screen 3750 on the Telerate System or such other screen on the Telerate System as shall display the London interbank offered rates for deposits in U.S. dollars quoted by selected banks.

              "TERM LOAN" shall have the meaning ascribed thereto in SUBSECTION 2.4.

              "TERM LOAN COMMITMENT" shall mean, with respect to each Lender, the Commitment of each Lender with respect to the Term Loan as of the Closing Date as set forth on Schedule 1; Schedule 1 shall be amended and Lenders' Pro Rata Shares shall be adjusted from time to time to give effect to the addition of any new Lenders pursuant to SUBSECTION 11.1.

              "TERM LOAN NOTES" shall have the meaning ascribed thereto in subsection 2.4.

              "TERMINATION DATE" shall mean (a) with respect to the Revolving Loan, April 30, 2001 and (b) with respect to the Term Loan, April 30, 2003.

              "TERMINATION EVENT" shall mean: (a) the tax disqualification of a Plan under Section 401(a) of the IRC; (b) a "Reportable Event" described in
Section 4043 of ERISA and the regulations issued thereunder unless the thirty
(30) day notice to the PBGC has been waived for the event; (c) the withdrawal of Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in section 4001 (a) (2) or 4068 (f) of ERISA or was deemed such under Section 4062 (e) of ERISA; (d) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA; (e) the institution of proceedings to terminate a Pension Plan by the PBGC; (f) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the partial or complete withdrawal of Borrower or any ERISA Affiliate from a Multiemployer Plan; (h) the imposition of a Lien pursuant to Section 412 of the IRC or Section 302 of ERISA; (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4241 or Section 4245 of ERISA, respectively; or
(j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

              "TOTAL FIXED CHARGE COVERAGE RATIO" shall mean, for any fiscal period, determined for Borrower and its Restricted Subsidiaries on a consolidated basis, the ratio of (a) EBITR to (b) the sum of (i) Interest Charges paid or accrued (other than payments or accruals with respect to

Contingent Interest Payment obligations) in respect of Total Funded Debt and
(ii) one third (1/3) of all payments made during such period under operating leases.

              "TOTAL FUNDED DEBT" shall mean, for any applicable fiscal period, determined for Borrower and its Restricted Subsidiaries on a consolidated basis, all Indebtedness for borrowed money which by its terms matures more than one year from, or is directly or indirectly renewable or extendible at the option of the obligor for a period of more than one year from, the date of its creation, including, without limitation, current maturities of long-term Indebtedness, Senior Secured Notes, Senior Unsecured Notes and the Indebtedness evidenced by the Subordinated Notes.

              "TOTAL LEVERAGE RATIO" shall mean, for any fiscal period, determined for Borrower and its Subsidiaries on a consolidated basis, the ratio of Total Funded Debt at the end of such period to EBITDA for such period.

              "TOTAL LOAN FACILITY" shall mean Thirty million Dollars ($30,000,000).

              "TOTAL REVOLVING LOAN FACILITY" shall mean Twenty million Dollars ($20,000,000), as such amount may be reduced, if at all, from time to time in accordance with the terms of this Agreement.

              "UNRESTRICTED SUBSIDIARIES" shall mean each Subsidiary of Borrower or any of its Subsidiaries which is not a Restricted Subsidiary and is formed or acquired in accordance with the terms of this Agreement after the date hereof.

              "UNUSED LINE FEEL" shall have the meaning ascribed thereto in subsection 2.10.

       1.2 ACCOUNTING TERMS. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. All determinations of the book value of Inventory contemplated hereby shall be at the lower of cost (on a first-in, first-out basis) or market.

       1.3 OTHER TERMS DEFINED IN ILLINOIS UNIFORM COMMERCIAL CODE. All other terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided in the Uniform Commercial Code of the State of Illinois or the laws of any other state which are required to be applied in connection with the issue of perfection or non-perfection of Liens on the Collateral (the "Code") to the extent the same are used or defined therein.

       1.4 EFFECTIVE DATE. All references to "the date hereof," "the date of this Agreement," "the effective date hereof," "effective as of the date hereof" or "of even date herewith" contained herein or in the other Financing Agreements shall be deemed to refer to the Closing Date of this Agreement.

       1.5 REFERENCES. The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Unless otherwise expressly provided or unless the context requires otherwise, all references in this Agreement to Sections, subsections, Schedules and Exhibits shall mean and refer to Sections, subsections, Schedules and Exhibits of this Agreement. References to Persons include their respective permitted successors and assigns or, in the case of a governmental authority, Persons succeeding to the relevant functions of such Persons. All references to statutes shall include all related regulations and shall include all amendments of same and any successor or replacement statutes and regulations.

       2.     CREDIT.

       2.1    REVOLVING CREDIT FACILITY, REVOLVING LOAN AND RISK PARTICIPATIONS.

       (a) REVOLVING LOAN. Provided there does not then exist a Default or an Event of Default, and subject to the terms and conditions herein set forth, including, without limitation, SUBSECTION 2.2, each Lender having a Revolving Loan commitment agrees severally (and not jointly) to make its Pro Rata share of

       IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.


                                        HIGH VOLTAGE ENGINEERING
                                        CORPORATION, as Borrower


                                        By:
                                            ------------------------------------

                                        Title:
                                               ---------------------------------



                                        DATCON INSTRUMENT COMPANY, as a
                                        Guarantor


                                        By:
                                            ------------------------------------

                                        Title:
                                               ---------------------------------



                                        HALMAR ROBICON GROUP, INC.,
                                        as a Guarantor


                                        By:
                                            ------------------------------------

                                        Title:
                                               ---------------------------------



                                        HIVEC HOLDINGS, INC.
                                        as a Guarantor



                                        By:
                                            ------------------------------------

                                        Title:
                                               ---------------------------------

                              [signature pages end]

BORROWER AND EACH GUARANTOR ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE WITH RESPECT TO THIS LOAN AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND BORROWER AND EACH GUARANTOR ACKNOWLEDGES AND AGREES THAT (I) EACH OF THE WAIVERS SET FORTH HEREIN, INCLUDING, WITHOUT LIMITATION, THOSE WAIVERS SET FORTH IN SUBSECTION 9.3. 9.4 AND 10.7 WERE KNOWINGLY AND VOLUNTARILY MADE, (II) THE OBLIGATIONS OF AGENT AND EACH LENDER HEREUNDER, INCLUDING THE OBLIGATION TO ADVANCE AND LEND FUNDS TO BORROWER IN ACCORDANCE HEREWITH, SHALL BE STRICTLY CONSTRUED AND SHALL BE EXPRESSLY SUBJECT TO BORROWER'S AND EACH GUARANTOR'S COMPLIANCE IN ALL RESPECTS WITH THE TERMS AND CONDITIONS HEREIN SET FORTH, AND
(III) NO REPRESENTATIVE OF AGENT OR ANY LENDER HAS WAIVED OR MODIFIED ANY OF THE PROVISIONS OF THIS AGREEMENT AS OF THE DATE HEREOF AND NO SUCH WAIVER OR MODIFICATION FOLLOWING THE DATE HEREOF SHALL BE EFFECTIVE UNLESS MADE IN ACCORDANCE WITH SUBSECTION 10.1.

One South Wacker Drive, 39th Floor      SANWA BUSINESS CREDIT
Chicago, Illinois 60606                 CORPORATION, as Agent and
Attn: Executive Vice President          as a Lender
      Commercial Finance Division
Telecopy No.: (312) 782-6035
                                        By:
                                            ------------------------------------


                                        Title:
                                               ---------------------------------

75 State Street                         FLEET NATIONAL BANK,
Boston, MA 02109                        as a Lender
Attn: Ruben V. Klein Vice President
Telecopy No.: (617) 346-1558
                                        By:
                                            ------------------------------------


                                        Title:
                                               ---------------------------------


                              [signature pages end]